Exhibit 99.2

IAC Q1 2016 Shareholder Letter

May 4, 2016

Dear Shareholders,

Since the beginning of this year we’ve bought back another 6% of our shares.  Share repurchases are nothing new for us — we’ve spent over $3 billion repurchasing our shares since the four spin offs in 2008, at an average price of $30 per share.  I think our shares were priced at a bargain, but the large disparity between our perception of value relative to market prices got us thinking about how we might do a better job of communicating.  As a result, we’re going to make some changes in our overall approach to shareholder relations and guidance. The letter is lengthy because we want to comprehensively set out our philosophy on capital allocation and strategic priorities at our businesses to help set expectations for the calendar year.  The timing and length is appropriate as this is the first full year for me as CEO and I want to begin it with as clear and direct a communication as I can in explaining what we have and what we hope to accomplish at IAC in the coming years.

First, the rationale for our recent share purchases.  Since our Q4 2015 earnings release, the market price of our shares has implied an average Enterprise Value of approximately $800 million for all of our businesses excluding Match.  To arrive at that figure, we assume that the value of our Match equity implied by the current public trading is accurate (though I’d certainly argue cheap given the stability in the core and the opportunity in Tinder), and each $1 of cash we have in the bank is worth $1, minus the debt we owe.  When we compared that implied valuation to the standalone prospects of our businesses, we saw a highly compelling acquisition opportunity.  If someone walked into my office today and told me IAC could buy a profitable business with a $450 million revenue run-rate that grew 47% year-over-year in the latest quarter (after having accelerated its core domestic growth rate in each of the last 10 quarters), had a phenomenal consumer product, and was the category leader in a $400 billion addressable market, all for the one-time low price of $800 million, I’d sprint for the checkbook.  That’s our own HomeAdvisor — and in buying our stock at that price, we effectively got all the other IAC businesses for free.

While Publishing has a poor outlook and Applications is managing a significant year-over-year price decline, these businesses still generate cash flow and more than fund our overhead and operating losses including the Video category, where Vimeo and other assets provide tremendous upside potential.  So, we spent $209 million so far this year on the acquisition of an asset we know tremendously well — our own shares.  I don’t know whether HomeAdvisor or Vimeo or Tinder (which as you heard from management, is well on its way), will each become businesses larger than IAC itself, but I am certain that each one of them has a chance, and I believe our shareholders get those options and others largely for free right now.

Capital Allocation

We view capital allocation as one of the most important things we do.  In the last 10 years, 8 public companies have emerged from one IAC, representing an aggregate market capitalization of $38 billion. One dollar invested in 1995 in Silver King Communications, IAC’s predecessor company, is today worth approximately $13.00 — as compared to approximately $3.70 for one dollar invested in the S&P 500 over the same period.  The value of our strategy does not get tallied on our balance sheet, nor can you find it in a single stock ticker or a simple chart.  But nonetheless, it’s real.

Many companies and management teams will hold on to their biggest businesses, when those businesses are clear leaders in their categories, growing nicely and operating at scale.  We have generally chosen instead to do the opposite — consistently giving those businesses directly to our shareholders, run by their own highly capable management teams and Boards, and in the process shrinking our job here at IAC.  IAC may not maintain an ongoing stake in those businesses, but our shareholders continue to own each of them.

A number of shareholders have questioned why, then, IAC hasn’t yet spun Match to shareholders.  First, we raised enough cash at Match (through both debt financing and the public equity offering) to allow us to extract all of the cash we’ve invested in the business without overburdening the company with debt.  This was important to us — when we create value in an asset over time, we want to get our original investment back out so that we can redeploy the capital elsewhere.  Second, Match still provides valuable scale to IAC, giving us enhanced access to capital and relevance in capital markets, which opens a broader set of opportunities.

We prioritize capital allocation across three buckets: 1) investing in our businesses through incremental operating capital (which may manifest itself in the form of reduced or negative operating margins), 2) acquiring new businesses, and 3) repurchasing our shares.

We allocate capital to projects and initiatives that we believe can generate significant growth.  Two of our biggest opportunities in IAC — Tinder and Vimeo — were basically homegrown creations built from IAC’s capital and resources (Vimeo, barely a seedling at the time, came as part of another small acquisition).  Over the past couple of years, we have also invested at HomeAdvisor across TV marketing (approximately $80 million since 2013) and sales force (approximately $150 million since 2013), and taken net losses at Vimeo to capture the opportunity in video.  Alternatively, in Publishing and Applications, we’ve removed costs representing approximately $15 million in annual savings, some of which have been reinvested, and we will reduce or eliminate net losses at The Daily Beast and ASKfm by 2017, freeing up resources for these businesses and others.

In terms of acquiring new businesses, opportunities for IAC to take control positions in proven, growing interactive consumer businesses have been sparse as the private markets have been well funded by new sources of capital, and the options available in the public markets haven’t appealed to us.  But we believe that landscape will change — it always does — and we’ll be ready.  Two of our biggest businesses today were purchased for relatively modest sums many years ago — we acquired the two businesses that made up our original Match business for approximately $90 million combined and HomeAdvisor (originally ServiceMagic) for $145 million—and neither was profitable at the time.  The bar remains high for new businesses, and in the meantime, we will focus M&A resources on supplementing our existing businesses.

We generally allocate our M&A resources disproportionately to our higher-growth assets or in areas where we enjoy a unique advantage.  We’ve done very well at Match, where we’ve consolidated the space at reasonably attractive multiples and grown acquired businesses nicely.  We’ve seen the detailed metrics in virtually every variation of dating businesses over time, which means we should be the smartest people in the room on any given deal in the category.

At the moment, HomeAdvisor and Vimeo are getting more attention for M&A, where we are looking aggressively for opportunities, while the bar for M&A in Publishing and Applications is much higher.  HomeAdvisor and Vimeo are playing from positions of strength.  In contrast, Publishing and Applications need to focus on near-term execution before expanding further.  That’s not to say that we don’t believe in those businesses and those management teams — we do — but those businesses have other priorities.

Our most recent acquisition in Publishing was two years ago, when we bought a bundle of assets that included Investopedia.  We coveted Investopedia— a great consumer brand publishing finance content, with endemic advertisers in a very large market, but it came with a bundle of assets in various states of disrepair.  A little over two years later, we sold some of the bundle (including PriceRunner in Q1), operated others for cash, and ultimately slimmed down to the business we wanted, Investopedia.  Our original net cash outlay was approximately $65 million after taking into account cash and tax assets acquired, and we’ve since collected nearly $125 million in cash and still own 100% of Investopedia, which is basically breakeven and growing revenue strongly.

Of course, we definitely have had some losers.  We acquired a business called nRelate in 2012 and shuttered it in 2014, losing about $25 million all-in.  Our product wasn’t good enough for us to commit the capital necessary to enter what turned out to be a highly competitive market.  On ASKfm, we bought a business with a large but shrinking global and mobile audience, and we haven’t yet been able to return to growth. My point is not that we will always succeed (although we’ve won more and bigger bets than we’ve lost), it’s that we endeavor to take a disciplined approach to acquisitions in support of existing businesses and meter the level of risk to business prospects.

Finally, we constantly evaluate acquisition opportunities against taking a greater interest in our existing business through share repurchases, though these are not mutually exclusive.  We like to bet on ourselves, especially when others don’t, and our overall record on repurchases over time is well in-the-money.

Priorities and Initiatives

HomeAdvisor

HomeAdvisor is an ideal IAC business:  a great interactive consumer product, a two-sided marketplace in a massive addressable market, and possessing the incredibly rare feature for internet businesses: a nice competitive moat.  Our team here, led by Chris Terrill, Brandon Ridenour, and Craig Smith, is world class — bold, aggressive risk takers with steady execution.  It wasn’t easy getting here.  We’ve owned this business since 2004, and have been steadily digging that moat by adding consumers and service professionals (SPs) into the marketplace, and improving the product that connects them.  We really began to see the fruits of our labor over the last couple of years, and now the business is humming.  Q1 was our 10th consecutive quarter with accelerating revenue growth in the core domestic business, up 59% year-over-year, and the business delivered another rare thing for internet businesses, especially one growing as fast as HomeAdvisor:  $5 million of Adjusted EBITDA in the quarter.

While near-term profit is not our priority, we’re going to deliver much more profit than we originally planned.  We’re still growing our consumer marketing budget 50% year-over-year (our television spend was up 70% in Q1), and we’re going to continue to add sales people as fast as we efficiently can (sales force expenses were up 55% in Q1), but we’ll probably deliver something closer to 150% Adjusted EBITDA growth for the year, rather than the 100% we earlier predicted, and we expect full year revenue growth comparable or slightly ahead of 2015 growth rates.  Q2 revenue will continue to grow nicely, faster than 2015, though not quite as high as Q1, as the prior period growth gets harder to beat.  On that pace, Q2 Adjusted EBITDA would more than double year-over-year.

Our priorities for the year are:

•                  Grow brand awareness, primarily through marketing

•                  Add SPs, primarily through our sales force

•                  Innovate the product, primarily through Instant Connect and Instant Booking, especially on mobile

•                  Expand internationally, where we’ve moved Jeff Kip to bring a renewed focus on the opportunity

Our brand is a top priority, and our biggest area for improvement.  With 10% unaided awareness, we have opportunity to expand.  Aided awareness has more than doubled since last year to 50%, but when we look at the competitive set, and the relative strength of our product, we know we can do better.  Television marketing is still delivering what we estimate to be about $1.30 in revenue within a year for every $1 we spend.  That return has continued to inch up as we increase the size of our platform, now above 120,000 paying SPs, because more great professionals means happier consumers.  We now have about 900 sales reps across 6 sales centers working to expand our network, and the results are great — paying SP’s are currently up 45% year-over-year, and the average SP is much more engaged on our platform.

Of course, neither sales nor marketing will matter if we can’t stay ahead on product.  I think our Instant Connect and Instant Booking products are the best consumer and service professional experience in the industry, and we can see it in our strongly positive Net Promoter Scores.  Instant Connect and Instant Booking now represents about 10% of the domestic business overall, and will continue to grow.

Video

Our operations in video continue to grow nicely, but not nearly enough to match the opportunity (and our ambition) in the category.  The paid video market in the US is about $120 billion — $100 billion of which is subscription to a cable or satellite bundle that my children will barely use in their lifetime.  The value creation in this transition will be enormous, and our assets, primarily Vimeo, are well positioned.  Vimeo is the largest open video sharing marketplace behind YouTube, and based on the number of calls I get from interested acquirers, we’re not alone in our optimism.

Our priorities for the year are:

•                  Build out the consumer experience

•                  Recruit and curate the right programming and creators

•                  Expand our creator tools and services

We initially built Vimeo explicitly for the video creator, not the video consumer.  Given the mass of content and creators on the site, we now reach a monthly audience of 280 million consumers, 240 million of whom watch a video.  We’ve begun putting more resources and attention toward the consumer experience, including UI, navigation, applications and search, and we expect our efforts to make things materially easier for the consumer over the course of this year.

On programming, we don’t intend to get into the multibillion dollar war on content.  Our efforts here will be targeted, with the goal of building out the marketplace that enables creators to access Vimeo’s audience.  We will help some creators finance their content, and we will commission specific work that aligns with our audience based on consumption patterns, but we aren’t going to outspend the competition.  Instead, we’re giving our creators the tools to circumvent a legacy ecosystem that’s been built to award too much power and profit to the distribution, and not enough to the creation.  The marketplace we’ve created is small today, but growing.

On the creator tools, Vimeo’s bread and butter, we’ll continue to offer the best features at the lowest price, and increasingly, access to our global audience.  We just acquired VHX, a company which will allow creators to sell, and our consumers to buy, a subscription to any video channel through Vimeo.

This story in video will play out over time, and we expect Q2 and full year total Video revenue growth at comparable year-over-year rates to 2015.  We expect Adjusted EBITDA losses in Q2 in the high-single digit millions as we continue to invest against the opportunity.  In this area in particular, things can move pretty significantly between quarters given the volatility of individual pieces of content.

Publishing

2016 is shaping up to be a tough year for the Publishing business.  We knew we would be transitioning to a new Google deal on April 1st with lower mobile revenues, and we knew we would have to adjust to a series of changes to the platforms where we advertise, but I think we’ve been overly optimistic about our ability to turn the organic traffic trends and recover the marketing in Ask & Other.  Despite incredible efforts by the About team on both product and content, an organic traffic leak at About persists.  We are working a different approach, including a wonderful new health destination called Verywell, but we’re holding celebration here until the results deliver.  In the meantime, we’ve unfortunately had to reduce our headcount in this segment, in particular in the Ask & Other businesses where we’ve seen the steepest revenue drops, and continue to examine generally non-personnel cost-cuts.    We expect material revenue declines in Q2 driven primarily by Ask & Other, falling by more than half year-over-year, with the Premium Brands decline in the 20% range.  Publishing overall will incur losses in the mid-single digit millions in Q2, and the good news — if you can call it that — is that Q2 should be the bottom on Adjusted EBITDA and revenue, with Ask & Other revenue dropping to about 50% of the segment revenue, and a much smaller percentage of profit given the margin.

Our priorities for the year are:

•                  Continue revenue growth at Investopedia/The Daily Beast (+40%/+88% y/y in Q1, respectively)

•                  Continue verticalization strategy at About.com starting with Verywell

•                  Stay vigilant on transition to new search deal and cost structure

Applications

Our Applications business remains the least understood business, yet it’s a leader in its category, enormously capital efficient, and consistently delivers solid cash flow, helping to fund our aspirations elsewhere.  The good news about all the doomsayers leaving the business for dead (yet again) is that they help keep the competition out.  We still have an addressable market of roughly 2 billion PCs globally with single digit penetration and the transition to the new Google deal has gone better than expected.  We also continue to have ambitions here, where the infrastructure we’ve built to support the desktop applications can support both subscription-based desktop products and mobile products.

The quarter was challenging due to lower revenue per query (RPQ) on our traffic.  Historically, RPQ has been a real benefit to this business as our search monetization partner has generally delivered consistent price increases which pass through to our benefit, but in the last quarter, and expected for Q2 as well, RPQ has declined year-over-year, which has been a drag on revenue and profit.  While somewhat outside our control, we don’t anticipate RPQ declining further sequentially, with Adjusted EBITDA in Q2 down a few million dollars from Q1 and revenue down high-single digit percentage sequentially.  For the full year, we expect revenue down year-over-year comparable to what we saw in Q1.

Our priorities for the year are:

•                  Manage the April 1st Google transition such that Q2 is the bottom

•                  Build the mobile business up from 4% segment revenue in Q1

•                  Build the subscription business up from 4% of segment revenue in Q1

Full Year 2016 Outlook

We’ve simplified our presentation of financial expectations, by business, for the full year 2016.  You’ll note that we’ve only provided guidance on Adjusted EBITDA and not revenue, because we always have and always will manage our businesses for cash flow, and we believe Adjusted EBITDA is a reasonable industry proxy for cash flow.  That doesn’t mean we won’t favor topline growth over margin for some period of time (see HomeAdvisor), but always with an eye toward optimizing long-term cash flow.  We’ve never valued an acquisition on a revenue multiple and don’t do deals to drive revenue without cash flow.  We will continue to provide qualitative commentary on the next quarter’s expectations, similar to how we have done in the past, however, important to keep in mind that we do not manage our businesses on quarters and are providing our yearly targets as a guide and not a destination.  We confront investment choices every day and as stewards of your capital will deviate from guidance when we have an attractive opportunity that drives long term value at the expense of short terms results.  And of course, sometimes we’ll simply be wrong about the future.  Amply warned, here’s our current outlook for the year:

FY 2016 Adjusted
(in millions)	EBITDA Guidance

Match Group	$410-$425
HomeAdvisor	40-45
Publishing	20-30
Applications	130-140
Video	(25-15)
Corporate & Other	(55-50)

Total IAC	$520-$575

For the full year 2016, total IAC stock based compensation expense is expected to be $100-$110 million and depreciation/amortization is expected to be $105-$115 million.

Sincerely,

Joey Levin

CEO

Appendix

Webcast and Conference Call Details

IAC will audiocast a conference call to answer questions regarding the Company’s 1st quarter financial results on Thursday, May 5, 2016 at 8:30 a.m. Eastern Time.  The live audiocast will be open to the public at www.iac.com/Investors.  This letter will not be read on the call.

Non-GAAP Financial Measures

This letter contains references to certain non-GAAP measures which, as a reminder, include Adjusted EBITDA.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, financial information presented in accordance with GAAP.  Please refer to our 1st quarter

2016 press release and the investor relations section of our website for all comparable GAAP measures and full reconciliations for all material non-GAAP measures.

Safe Harbor Statement

This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on May 5, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability or our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this letter.  IAC does not undertake to update these forward-looking statements.